Exhibit 107

CALCULATION OF FILING FEE TABLES

S-3

AEye, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	(1)	Rule 457 (g)	350,000	$ 2.54	$ 889,000.00	0.0001531	$ 136.11
Fees Previously Paid
Carry Forward Securities

Total Offering Amounts:							$ 889,000.00		$ 136.11
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$ 136.11

Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall be deemed to cover anindeterminate number of additional shares to be offered or issued from stock splits, stock dividends or similar transactions with respect to theshares being registered. This Registration Statement covers shares of common stock, $0.0001 par value per share ("Common Stock"), of AEye, Inc. consisting of up to350,000 shares of Common Stock issued to a selling stockholder pursuant to exercise of the Warrant (as defined in the Registration Statement). Pursuant to Rule 457(g) under the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximumoffering price per share of the Common Stock issuable upon exercise of the Warrant is estimated based upon the higher of (a) the exercise price ofthe Warrant, and (b) $2.54, which is the average of the high and low prices per share of Common Stock as reported on the Nasdaq Global Marketon August 6, 2025, a date within five business days prior to the filing of the Registration Statement.